EXHIBIT 10.26

Description of Non-Employee Director Restricted Stock Awards

On April 26, 2005, the Board of Directors of the Company adopted and approved a plan by which each non-employee director would receive:

(1)	for each in-person meeting of the Board that such director attended, a number of shares of restricted stock with an aggregate fair market value of $1,500, and

(2)	for each telephonic meeting of the Board that such director attended, a number of shares of restricted stock with an aggregate fair market value of $500.

The shares of restricted stock would be granted pursuant to the Company’s 1998 Stock Plan. Such shares of restricted stock would be granted once per year at the first regular meeting of the Board held following the end of the Company’s fiscal year, and the fair market value and aggregate number of the restricted shares shall be determined at such meeting in accordance with the Company’s 1998 Stock Plan. Non-employee directors who attended meetings of the Board during the previous fiscal year but who are no longer directors on the date that such restricted stock is granted will not be eligible to receive such grants. The plan will be effective for each meeting of the Board held on or after January 1, 2005. For example, at the first regular meeting of the Board held following June 30, 2005, a director of the Company on the date of such meeting will receive shares of restricted stock in the amounts set forth above for each in-person or telephonic meeting of the Board held on or after January 1, 2005 that such director attended.